Exhibit 99.1

Contact: Craig Dwight, Chairman & CEO
Phone: (219) 873-2725
Fax: (219) 873-9280
Date: January 22, 2020

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Announces
Julie Scheck Freigang as New Director of the Board

Craig M. Dwight, Chairman and Chief Executive Officer of Horizon Bancorp, Inc. is pleased to announce that the Board of Directors of Horizon Bancorp, Inc., appointed Julie Scheck Freigang to its Board of Directors effective January 21, 2020.  Ms. Scheck Freigang is filling the open board seat, previously vacated by a retiring director and whose term shall expire in 2021, at which time she will be up for reelection.  Mr. Dwight, continued to state, “Ms. Scheck Freigang has been an excellent addition to the Board and provides considerable expertise in the management and oversight of cyber security and information technology”.

Julie Scheck Freigang is the Vice President and Chief Information Officer for Franklin Electric Co., Inc. (NASDAQ: FELE) headquartered in Fort Wayne, Indiana where she oversees the company’s information technology across 110 locations in 21 countries. Before working for Franklin Electric, she held the position of Vice President – IT Vehicle Group at Eaton Corporation in Galesburg, Michigan. Ms. Freigang earned a Bachelor of Science in Mechanical Engineering and graduated with honors from Valparaiso University in Valparaiso, Indiana. Within the Fort Wayne area, she is active in encouraging girls to consider technical fields and has sponsored the Northeast Indiana Tech Coalition TechFest for five years.

Ms. Scheck Freigang started her service to Horizon Bancorp by serving on its bank subsidiary board in January of last year and continues to serve on the bank’s board.

About Horizon Bancorp, Inc.
Horizon Bancorp, Inc. is an independent, commercial bank holding company serving Indiana and Michigan through its commercial banking subsidiary, Horizon Bank.  Horizon Bancorp, Inc. may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.